UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2010

PC Mall, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25790	95-4518700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2555 West 190th Street, Suite 201

Torrance, California 90504

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry Into a Material Definitive Agreement.

On December 14, 2010, PC Mall, Inc. and all of its domestic subsidiaries (collectively, the “Borrowers”), entered into a Second Amended and Restated Loan and Security Agreement (the “Amended Loan Agreement”) with certain lenders named therein (the “Lenders”), Wells Fargo Capital Finance, LLC as administrative agent and collateral agent for the Lenders (the “Agent”), Merrill Lynch, Pierce, Fenner and Smith Incorporated, as co-lead arranger and co-bookrunner, and Bank of America, N.A., as syndication agent.  The Amended Loan Agreement amended and restated the Amended and Restated Loan and Security Agreement, dated as of August 1, 2005 (as previously amended, the “Prior Loan Agreement”) among certain of the Borrowers, the Agent (as successor by merger to Wachovia Capital Finance Corporation (Western)) and certain other financial institutions.

Under the Amended Loan Agreement, until March 31, 2015 (the “Commitment Termination Date”), the Borrowers may borrow from the Lenders up to $160 million, subject to a borrowing base and availability reserves (the “Revolving Line”). The maximum credit amount may be increased to a total of $180 million, in increments of $5 million, provided that any increase of the total credit limit in excess of $160 million is subject to the commitment by the Lenders of such increased credit limit and the payment by the Borrowers of a line increase fee not to exceed 0.65% of the increased amount.  Amounts borrowed under the Revolving Line may be repaid and reborrowed until the Commitment Termination Date.

In addition, pursuant to the Amended Loan Agreement, the term loan obligations of certain Borrowers under the Prior Loan Agreement were partially paid, with amended and restated promissory notes of the Borrowers issued to reflect the remaining aggregate outstanding term loan principal amount of $2,870,000 (the “Term Loan”).  Principal on the Term Loan is payable in equal monthly amounts over a period of 84 months commencing January 1, 2011, with the final payment due in December 2017.  In the event of a default, termination or non-renewal of the Amended Loan Agreement upon the maturity thereof, the Term Loan is payable in its entirety upon demand by the Lenders.

The proceeds of the borrowings under the Revolving Line may be used by the Borrowers (a) to repay the outstanding balance of the term loans under the Prior Loan Agreement, (b) to pay for costs, expenses in fees in connection with the entrance into the Amended Loan Agreement and related documents, and (c) for general operating, working capital and other corporate purposes of the Borrowers not otherwise prohibited by the terms of the Amended Loan Agreement.

Borrowings under the Revolving Line are secured by liens on substantially all of the Borrowers’ assets.

The Borrowers are required to pay interest on outstanding borrowings under the Revolving Line and the Term Loan based on either of the following (selected at Borrowers’ option): (1) LIBOR plus a margin, depending on availability under the Revolving Line, ranging from 2.00% to 2.25% or (2) a base rate equal to the higher of (a) the prime rate announced from time to time by Wells Fargo, N.A. and (b) the one month LIBOR rate, plus in either case a margin, depending on availability under the Revolving Line, ranging from 0.25% to 0.5%. All amounts borrowed are due on the Commitment Termination Date.

The Amended Loan Agreement and related documentation includes representations, covenants, and events of default customary for financing transactions of this type. Under the Amended Loan Agreement, in the event that excess availability under the Revolving Line is less than certain thresholds (based on the then-current maximum amount available to be drawn under the Revolving Line), the Borrowers are required to maintain a fixed charge coverage ratio of 0.75 to 1.0 for periods ending on or prior to September 30, 2011, increasing to 1.0 to 1.0 for twelve-month periods ending on or after December 31, 2011.

The Borrowers (a) paid a closing fee of $1,066,667 in the aggregate to the Lenders at closing, (b) paid a closing fee of $200,000 to the Agent, and (c) will pay a monthly loan servicing fee of $2,500 to the Agent.  In addition, the Borrowers will pay a commitment fee of 0.25% per annum on funds available for borrowing under the Revolving Line and not borrowed.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PC MALL, INC.

	By:	/s/ Brandon H. LaVerne
	Name:	Brandon H. LaVerne
	Title:	Chief Financial Officer

Dated: December 20, 2010